Exhibit 99.2

HMH Community,

This morning, I am pleased to announce that HMH has entered into a definitive merger agreement with affiliates of leading private investment firm Veritas Capital for $21 per share. We expect the sale to be completed in the second quarter of 2022, subject to receipt of required regulatory approvals and satisfaction of customary closing conditions. At that time, HMH will become a private company and a part of Veritas’ portfolio, which is focused on leveraging technology to make a positive impact across vitally important areas, such as education.

Today’s News: A Positive Step Forward in Our Long-Term Growth Journey

First, I want you to know that I am extremely excited about the potential before us and I hope you will be, too. This agreement validates the power of our digital first, connected strategy, reinforces the importance of our purpose-driven culture, and recognizes the truly outstanding work our talented community has carried out in service of teachers and students—all during the extreme challenges of a global pandemic.

With your great dedication, HMH is now realizing its transformation to a learning technology company. As a private company, we will strengthen our position further, gaining additional flexibility and opportunities for investment, expansion and growth. We feel that Veritas is the right partner to help us achieve our long-term strategic objectives and fulfill our mission of bringing learning to countless students and teachers—transforming lives, supporting communities, and making our society more open, just, and inclusive for all.

I am confident that the team at Veritas understands our goals and is invested and aligned with our mission. In fact, all of the companies in their portfolio are focused on leveraging technology to make a positive impact across vitally important areas in education, healthcare, and national security. Most important, they share our understanding that carrying out values-driven work is made possible only by a team of many and are committed to supporting the culture we have been shaping in recent years. One where employee success + customer success = company success.

Join Me Today at 11:05 a.m. ET

We have faced many changes together on our transformation journey over the last several years, and I know that this announcement raises many questions. I would like to invite you to join me for an all-employee call today at 11:05 a.m. ET to learn more about what the transition from public to private company will look like and answer any questions that you may have. Keep an eye out for an invitation shortly. In addition, I encourage you to reference this FAQ document to help answer any immediate questions you have.

We will continue to operate independently, and I will continue to lead HMH as our CEO. This investment is about supporting our continued growth and transformation, and there are no plans for any reduction in workforce at this time. While we work to finalize the transaction, we will continue business-as-usual and remain focused on doing the essential work that we do every day—work that matters.

We will move forward as one HMH, staying focused on the execution of our strategy, but with renewed momentum and opportunity to grow and have greater impact on the lives of millions of teachers and students.

This is an important milestone in our transformation to a Learning Technology company, one that would not have been possible were it not for the talent and dedication of over 2,300 members of a purpose driven community. I could not be prouder of what we have accomplished together.

Thank you for all that you do.

Jack

Important Information

The tender offer for the outstanding shares of HMH common stock has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of HMH common stock. The solicitation and offer to buy shares of HMH common stock will only be made pursuant to the tender offer materials that Veritas intends to file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, Veritas will file a tender offer statement on Schedule TO with the SEC, and HMH will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. HMH’s STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Both the tender offer statement and the solicitation/recommendation statement will be mailed to HMH’s stockholders free of charge. Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov, by contacting HMH’s Investor Relations either by telephone at 410-215-1405 or e-mail at Chris.Symanoskie@hmhco.com or on HMH’s website at www.hmhco.com.

Forward-Looking Statements

This letter includes forward-looking statements which reflect management’s current views and estimates regarding the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction, among other matters. The words “anticipate”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “imply”, “intend”, “may”, “outlook”, “plan”, “potential”, “predict”, “project”, and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. HMH cannot assure investors that future developments affecting HMH will be those that it has anticipated. Actual results may differ materially from these expectations due to, among other things: (i) uncertainties as to the timing and expected financing of the tender offer; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) the possibility that competing offers or acquisition proposals for HMH will be made; (iv) uncertainty surrounding how many of HMH’s stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (vi) the possibility of business disruptions due to transaction-related uncertainty; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (ix) and other risks and uncertainties including those identified under the heading “Risk Factors” in HMH’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each of which are filed with the SEC and available at www.sec.gov, and other filings that HMH may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of HMH’s assumptions prove incorrect, actual results may vary in material respects from those projected or anticipated in these forward-looking statements.

Any forward-looking statement made by HMH in this letter speaks only as of the date hereof. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible for HMH to predict all of them. HMH does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.